Exhibit 5.1

November 22, 2019

Axos Financial, Inc.
9205 West Russell Road, Suite 400
Las Vegas, NV 90148

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a registration statement on Form S-8, (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of an additional 1,000,000 shares of Common Stock, $0.01 par value per share (the “Shares”), of Axos Financial, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s Amended and Restated 2014 Stock Incentive Plan (the “Plan”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. The opinion expressed below is limited to the Delaware General Corporation Law.
For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor, if applicable, in accordance with the terms of the Plan and any award agreements under the Plan, will be validly issued, fully paid and nonassessable.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP